As filed with the Securities and Exchange Commission on May 11, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WW INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	11-6040273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

675 Avenue of the Americas, 6th Floor

New York, New York 10010

(Address and zip code of principal executive offices)

WW International, Inc. Term Sheet and Terms and Conditions for Consultant Stock Option

Award (Oprah Winfrey)

(Full title of the plan)

Michael F. Colosi, Esq.

WW International, Inc.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

(212) 589-2700

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Kenneth Wallach, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(a)	Proposed maximum offering price per share(b)	Proposed maximum aggregate offering price(b)	Amount of registration fee(b)
Common stock, no par value per share	3,276,484	$38.84	$127,258,639	$16,519

(a)

Covers an aggregate of 3,276,484 shares of common stock, no par value (the “Common Stock”), of WW International, Inc. (the “Company” or the “Registrant”), issuable upon the exercise of a stock option (the “Option”) granted under the WW International, Inc. Term Sheet and Terms and Conditions for Consultant Stock Option Award, dated December 15, 2019, between the Company and Ms. Oprah Winfrey (the “Option Agreement”) and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”). This registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of Common Stock that may become issuable upon the exercise of the Option to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(b)

Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the purpose of calculating the amount of registration fee are based upon the Option exercise price of $38.84 per share.

EXPLANATORY NOTE

This Registration Statement registers 3,276,484 shares of Common Stock of the Company that may be issued upon the exercise of the Option granted to Ms. Winfrey under the Option Agreement on December 15, 2019, in consideration of Ms. Winfrey entering into the First Amendment of the Strategic Collaboration Agreement, by and among the Company and Ms. Winfrey, on December 15, 2019 with the Company and the performance of her obligations therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that the Registrant has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed on February 25, 2020;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2020, filed on April 28, 2020;

(c)

the Registrant’s Current Reports on Form 8-K, filed on February 18, 2020, February  28, 2020, March  17, 2020, April  28, 2020 and May 7, 2020 (other than those portions “furnished” to the Commission); and

(d)

the description of the Registrant’s Common Stock, incorporated by reference to Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed on February 25, 2020, and including any further amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits a Virginia corporation to indemnify its directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under the VSCA, a corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification, unless limited by a corporation’s articles of incorporation, when a director or officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation. The VSCA provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law.

The VSCA establishes a statutory limit on liability of directors and officers of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of the corporation’s shareholders and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of a director or officer shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. As permitted by the VSCA, the Articles eliminate the liability for monetary damages of a director or officer in a proceeding brought by or in the right of the Registrant or brought by or on behalf of the Registrant’s shareholders. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law.

The Registrant maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Option Agreement dated December 15, 2019 between WW International, Inc. and Oprah Winfrey is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K as filed on December 16, 2019 (File No. 001-16769).

4.2	Amended and Restated Articles of Incorporation of WW International, Inc. (effective as of September 29, 2019) are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed on September 30, 2019 (File No. 001-16769).

4.3	Amended and Restated Bylaws of WW International, Inc. (effective as of March 17, 2020) are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed on March 17, 2020 (File No. 001-16769).

5.1	Opinion of Hunton Andrews Kurth LLP.

23.1	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Millbrook, and State of New York, on the 11th day of May, 2020.

WW INTERNATIONAL, INC.
(Registrant)

By:	/s/ Mindy Grossman
Name:	Mindy Grossman
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mindy Grossman, Nicholas P. Hotchkin and Michael F. Colosi, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, in connection with this Registration Statement, to sign any and all amendments or supplements to this Registration Statement, including any and all stickers and post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 11th day of May, 2020.

Signature	Title

/s/ Mindy Grossman	President, Chief Executive Officer and Director
Mindy Grossman	(Principal Executive Officer)

/s/ Nicholas P. Hotchkin	Chief Financial Officer
Nicholas P. Hotchkin	(Principal Financial Officer)

/s/ Amy Kossover	Chief Accounting Officer, Senior Vice President and Corporate Controller
Amy Kossover	(Principal Accounting Officer)

/s/ Raymond Debbane	Director
Raymond Debbane

Signature	Title

/s/ Steven M. Altschuler	Director
Steven M. Altschuler

/s/ Julie Bornstein	Director
Julie Bornstein

/s/ Tracey D. Brown	Director
Tracey D. Brown

/s/ Jennifer Dulski	Director
Jennifer Dulski

/s/ Jonas M. Fajgenbaum	Director
Jonas M. Fajgenbaum

/s/ Denis F. Kelly	Director
Denis F. Kelly

/s/ Julie Rice	Director
Julie Rice

/s/ Thilo Semmelbauer	Director
Thilo Semmelbauer

/s/ Christopher J. Sobecki	Director
Christopher J. Sobecki

/s/ Oprah Winfrey	Director
Oprah Winfrey